Exhibit 99.1

March 26, 2014

Fieldpoint Petroleum Corporation
Phillip H. Roberson
609 Castle Ridge
Ste 335
Austin TX 78746

RE:	Reserve and Economic Evaluation
Fieldpoint Petroleum Corporation
SEC Case Economics
As of January 1, 2014

Mr. Roberson:

As requested, I have prepared the Reserve and Economic Evaluation of various oil and gas properties owned by Fieldpoint Petroleum Corporation as of January 1, 2014.  These evaluations consist of sixty-four (64) properties located throughout Oklahoma and Hemphill County, Texas.  Many of these properties contain numerous wells with Behind-Pipe completions, additional drilling development potential and additional waterflood reserves.  This report contains seventy-four (74) evaluations consisting of sixty-four (64) Proved Developed Producing properties, eight (8) Behind-Pipe properties and two (2) Proved Undeveloped properties.  The two Proved Undeveloped properties consist of three (3) increased density wells to be drilled.

FLETCHER LEWIS ENGINEERING, INC.

FIELDPOINT PETROLEUM CORPORATION

The Future Net Reserves and Future Net Revenue of the evaluated   Fieldpoint Petroleum Corporation interests as of January 1, 2014, are as follows:

	NET OIL (BBLS)	NET GAS (MCF)	FUTURE NET REVENUE $	DISCOUNTED PRESENT WORTH 10% $

Proved Developed
Producing	66,151	47,799	4,342,784	2,633,149
Behind-Pipe	113,224	375,933	8,359,829	4,165,908
Proved Undeveloped	13,603	11,287	894,406	414,057

Summary Proved	192,978	435,019	13,597,019	7,213,114

Following this report is a table listing the individual well or lease locations and the evaluated Working Interest and Net Revenue Interest.  Following is a table listing the individual and summary Future Net Reserves and Future Net Revenue as of January 1, 2014. Also following this report are the individual production and economic projections of each of these wells and their summaries.

RESERVE CATEGORIES

The reserves were assigned as Producing, Possible and Probable.  There may be some variation on the individual reserve entity but the aggregate of the reserves were multiple entities should adhere to the required probabilities.

The reserves are estimated and anticipated to be recovered from known accumulations from a given date forward.  These are based on the analysis of drilling, geological, geophysical and engineering data with the use of established technology under specified economic conditions which are generally accepted as being reasonable.

FLETCHER LEWIS ENGINEERING, INC.

FIELDPOINT PETROLEUM CORPORATION

Proved reserves are those reserves that can be estimated with a high degree of certainty to be recoverable.  There is at least a 90% probability that the quantities actually recovered will equal or exceed the estimated Proved reserves.

Probable reserves are those additional reserves are less certain to be recovered than Proved reserves.  There is at least a 50% probability that the quantity actually recovered will equal or exceed the sum of the estimated Probable reserves.

Possible reserves are those additional reserves that are less certain to be recovered than Probable reserves.  There is at least 10% probability that the quantity actually recovered will equal or exceed the sum of the estimated Possible reserves.

RESERVE DETERMINATION

All but three of the evaluated properties are disbursed by Halcon Resources Operating, Inc., although only slightly more than half are operated. The other three wells are operated and disbursed by Linn Operating.  The public reported production for the wells are available through August 1, 2013, however there are many errors and inconsistencies in the public data.   The Halcon Resources Operating and Linn Operating properties have production histories available by the remittances through August 2013.  The outside operated properties had production by the remittances through June or July 2013.

The Proved Developed Producing properties were assigned reserves by assigning the latest available production rates and then extrapolating each property’s historical production decline until its economic limit was reached.

FLETCHER LEWIS ENGINEERING, INC.

FIELDPOINT PETROLEUM CORPORATION

The production data available through public services was often missing several months with a greater amount of errors in the more recent production.  These public figures were compared to the volumes from the remittances, if the data did not agree the production histories were based on the remittance data.  If there was consistent public data to compare with the processed gas, the public reported data was used with a calculated gas price from the total sales and production.  For those properties with reduced gas volumes and no reliable public production numbers, the decline was based on the reduced gas volumes but with a higher gas price incorporating the plant products as part of the gas price.

The Mount Gilcrease Unit has significant Behind-Pipe reserves located throughout the unit.  Productive Calvin, Thurman, Earlsboro and Lower Booch sands are found in numerous wells; nineteen of these wells have been completed in these sands, although it should be noted that in these wellbores, additional Behind-Pipe sands still exist.  Behind-Pipe Lower Booch reserves were assigned to twenty-five (25) of the remaining forty-seven (47) wellbores on a ten acre tract basis and on ten (10) of the fifteen (15) wellbores for the Calvin, Thurman and Earlsboro sands on a 40 acre tract basis; utilizing the porosities, water saturation and feet of net pay exhibited in the well logs, a 90% gas recovery factor for the Calvin, Thurman and Earlsboro zones and a 20% recovery factor for the Booch zones.  These wells were scheduled to be completed in 2016 to 2020. These Behind-Pipe reserves are presented in two evaluations.

FLETCHER LEWIS ENGINEERING, INC.

FIELDPOINT PETROLEUM CORPORATION

An additional two Gilcrease zones have been found to be productive in a recent recompletion and these same two zones are Behind-Pipe on the Britt Lease.  Reserves were determined volumetrically utilizing the average net pay; porosity and water saturation exhibited though the area and a 15% recovery factor with a ten acre drainage per Behind-Pipe well.  It is estimated that there are two wells with Behind-Pipe Gilcrease intervals in this lease.  Reserves were assigned using an average initial production rate and decline to produce the volumetric reserves of each well and the recompletions are scheduled for January 2015.

The Butler property has an additional well with Behind-Pipe Gilcrease, Booch, Thurman and Earlsboro reserves.   Gas reserves were assigned the Thurman and Earlsboro on a 40 acre basis utilizing the exhibited net pays, porosities and water saturations and utilizing a 90% recovery factor and oil reserves for the Gilcrease and Booch on a ten acre basis utilizing a 20% recovery factor.  This recompletion was scheduled for January 2015.  There is also an additional drilling location to be completed in the Gilcrease, Booch and Senora formations that was assigned Proved Undeveloped reserves.   Reserves were determined volumetrically and by offset analogous production.

The Nan #1-30 has Behind-Pipe Booch and Thurman and the Nan #2-30 has Behind-Pipe Thurman.  The Nan #1-30 was scheduled to complete the Behind-Pipe zones in January 2015, and the Nan #2-30 was scheduled to complete the Behind-Pipe zone in April 2015.

The Provence A lease has six Behind-Pipe Cromwell zones which are scheduled to be recompleted in July 2015, 2016 and 2017.  There are also an additional two drilling locations which were scheduled to be drilled July 2015 and were assigned Proved Undeveloped reserves.  These reserves were assigned based on analogous production.

FLETCHER LEWIS ENGINEERING, INC.

FIELDPOINT PETROLEUM CORPORATION

Reserve estimates are only as reliable as the amount and quality of data that is available.  The reserves assigned were developed with accepted engineering and evaluation principles, and are believed to be reasonable; however, the reserves should be accepted with the understanding that additional information subsequent to the date of this report might require their revision.

ECONOMIC ANALYSIS

The SEC rules require an average oil and gas price to be used that is derived from the first of the month oil and gas spot market prices as of the first of the month beginning in January through December 2013.  The average posted price used was $90.14 per barrel and $3.49 per MCF.  The individual first of the month prices and average prices are as follows:

	OIL PRICE	GAS PRICE
JAN 1, 2013	$85.01	$3.24
FEB 1, 2013	$90.96	$3.15
MAR 1, 2013	$83.89	$3.20
APR 1, 2013	$90.28	$3.83
MAY 1, 2013	$84.24	$4.02
JUN 1, 2013	$85.18	$4.00
JUL 1, 2013	$91.20	$3.45
AUG 1, 2013	$101.1	$3.41
SEP 1, 2013	$100.86	$3.32
OCT 1, 2013	$95.25	$3.30
NOV 1, 2013	$87.82	$3.42
DEC 1, 2013	$85.93	$3.48
AVERAGE	$90.14	$3.49

FLETCHER LEWIS ENGINEERING, INC.

FIELDPOINT PETROLEUM CORPORATION

The monthly oil price actually received, except for the Alexander Lease, was $3.51 per barrel above the posted prices and an oil price of $93.65  was used for these properties.  This price was held constant for the life of the evaluation.

This average posted gas price was then adjusted by the individual remittances (differential) to assign the average price for each well.  Plant products were incorporated into the gas price.  For those properties in which only the processed gas volumes were available, incorporating the plant products resulted in high gas prices.  These gas prices were held constant for the life of this evaluation.

Operating expenses were examined and the average historical operating expenses were calculated for each property utilizing Joint Interest Billings supplied to Fieldpoint Petroleum.  The Behind-Pipe and Proved Undeveloped properties were assigned operating expenses typical to the formation and area.  These operating expenses were held constant throughout the life of the evaluation.

The estimated costs for completing the Behind-Pipe zones in the Mount Gilcrease Unit are $24,000.00 per Lower Booch completion and $30,000.00 per well for the shallower gas completions (the shallower completions will require additional cementing costs) for a single zone completion.  The estimated costs for to recomplete the Nan #1 is $40,000.00 and the Nan #2 is $80,000.00.  The Butler Behind-Pipe completion is $50,000.00, with $80,000.00 to drill the additional well.  The Provence A Behind-Pipe recompletion costs are $30,000.00 per well with $50,000.00 to drill and complete each of the two proposed wells.

FLETCHER LEWIS ENGINEERING, INC.

FIELDPOINT PETROLEUM CORPORATION

Applicable Severance and Ad Valorum Taxes have been considered in the economic evaluations.  No consideration has been given to depreciation or Federal or State Income Taxes.  Also, no future value was given for salvage equipment nor future costs to plug or abandon these wells (in most cases the salvage value is equal to plugging costs), for this evaluation.

GENERAL

In evaluating the information available for this appraisal only the engineering data was evaluated with no potential legal or accounting considerations.  The conclusions expressed were derived using accepted and sound engineering methods; however, inherent uncertainties in interpretations of engineering data do exist and the conclusions represent only informed professional judgment.

The basic data and computations are not in this report, but are available for inspection and study by authorized parties.  Should any additional information be required, please do not hesitate to call.

Sincerely,

Fletcher Lewis, P.E.

FLETCHER LEWIS ENGINEERING, INC.

FIELDPOINT PETROLEUM CORPORATION

GENERAL INFORMATION
FIELDPOINT PETROLEUM CORPORATION PROPERTIES

WELL NAME	LOCATION	COUNTY	WORKING INTEREST %	NET REVENUE INTEREST %

ALEXANDER #1-3	3 B&B SUR	HEMPHILL	0.0585	0.0180
BARGER #1-11	11-9N-11W	CADDO	0.1953	0.1587
BARGER #2-11	11-9N-11W	CADDO	0.1953	0.1485
BARROW #1-31	31-10N-11W	CADDO	0.0974	0.0842
BARROW #2-31	31-10N-11W	CADDO	0.3516	0.3039
BRITT LEASE	20- 4N- 7E	PONTOTOC	25.0000	18.5797
BRITT 10 LEASE	20- 4N- 7E	PONTOTOC	25.0000	20.3125
LOWINDA BROWN #6-8	7-1N-8E	COAL	21.8750	9.5703	OIL
				19.5703	GAS
BUTLER LEASE	30-5N-8E	PONTOTOC	25.0000	20.9003
CHANUTE LEASE	36-5N-7E	PONTOTOC	25.0000	21.8750
CITY OF ARDMORE #1-3	3-5S-2E	CARTER	0.8536	0.6651
DEVAUGHAN #1-31	31-10N-11W	CADDO	0.3516	0.3039
DIAMOND LEASE	30- 5N- 8E	PONTOTOC	25.0000	20.8840
ECKROAT #1-15	15-12N-2W	OKLAHOMA	16.7637	13.4109
FRANK EDGE #1-11	11-9N-11W	CADDO	0.1953	0.1587
IDA EDGE #1-11	11-9N-11W	CADDO	0.1953	0.1587
FOLMAR #1-27	27-12N-2W	OKLAHOMA	17.1875	14.9274
DORA HELMS #3-2	2-1N-7E	OKLAHOMA	18.8423	15.7478
DORA HELMS #4-2	2-1N-7E	PONTOTOC	18.8423	17.1831
HENDRICKS #1-15	15-6N-9W	CADDO	0.1094	0.0634
HENDRICKS TRUST #1-27	27-12N-2W	OKLAHOMA	25.0000	20.3125
IDA HOLLIE #1-20	20-7N-23E	LEFLORE	0.5207	0.4232
IDA HOLLIE #2-20	20-7N-23E	LEFLORE	0.5207	0.4232
E E HOUSE #1-12	12-1N-7E	PONTOTOC	21.8750	9.5704	OIL
				19.1407	GAS
E E HOUSE #10-12	12-1N-7E	PONTOTOC	21.8750	9.5704	OIL
				21.8750	GAS
JESSIE #1-24	24-12N-13W	CADDO	0.4035	0.3531
JESSIE TOWNSITE #1-2	2-1N-7E	PONTOTOC	18.8064	17.0021
KOLB #1-15	15-12N-2W	OKLAHOMA	21.8750	17.7734

FLETCHER LEWIS ENGINEERING, INC.

FIELDPOINT PETROLEUM CORPORATION

GENERAL INFORMATION
FIELDPOINT PETROLEUM CORPORATION PROPERTIES

WELL NAME	LOCATION	COUNTY	WORKING INTEREST %	NET REVENUE INTEREST %

LEWIS #1-11	11-5N-2W	MCCLAIN	11.2386	9.6085
LIVELY #1-6	6-5N-20E	LATIMER	0.3906	0.2930
MCBRIDE #1-8	8-9N-11W	CADDO	0.0977	0.0794
MCCURTAIN #1-1	1-1N-7E	PONTOTOC	20.5625	17.9922
MCDONALD LEASE	19-5N-8E	PONTOTOC	25.0000	21.8750
MCINTOSH #1-11	11-4N-9W	COMANCHE	0.1297	0.0979
MOONEY #1-29	29-6N-2W	MCCLAIN	17.1875	13.6211
MOUNT GILCREASE #3-12	36-5N-7E	PONTOTOC	25.0000	21.8750
MOUNT GILCREASE #8-6	36-5N-7E	PONTOTOC	25.0000	21.8750
MOUNT GILCREASE #8-9	36-5N-7E	PONTOTOC	25.0000	21.8750
MOUNT GILCREASE UNIT	25,26&35-5N-7E	PONTOTOC	25.0000	21.7707
MUSE #1-33	33-2N-7E	PONTOTOC	6.2500	5.4688
NAN #1-30	30-5N-8E	PONTOTOC	25.0000	19.8242
NAN #2-30	30-5N-8E	PONTOTOC	25.0000	19.8242
NORTHEAST FITTS UNIT	22 & 23-2N-7E	PONTOTOC	0.0009	.00075
PARMENTER #2-4	4-18N-15W	DEWEY	2.8438	2.2395
K O PAYNE #1-10	10-17N-12W	BLAINE	1.1349	0.9431
PETTYJOHN B	1- 1N- 7E	PONTOTOC	25.0000	20.5078
CE PETTYJOHN	1- 1N- 7E	PONTOTOC	25.0000	20.5078
GLADYS PETTYJOHN	1- 1N- 7E	PONTOTOC	25.0000	21.0937
POLLARD #2-31	31-19N-4W	LOGAN	4.5921	3.7411
POWELL D #1-22	22-7N-8W	GRADY	3.1250	2.5000
PROVENCE #1-2	2-1N-7E	PONTOTOC	25.0000	20.8733
PROVENCE A LEASE	2-1N-7E	PONTOTOC	25.0000	20.8733
ROSSER #1-31	31-10N-11W	CADDO	0.3039	0.3516
ROZIE #1-31	31-10N-11W	CADDO	0.0974	0.0760
SANDY A #1-8	8-1N-8E	COAL	4.9781	4.0771
SHAW #1-11	11-9N-11W	CADDO	0.1953	0.1587
R W SIMPSON #1-12	12-1N-7E	PONTOTOC	21.8750	19.1407
TEX #1-14	14-4N-16E	PITTSBURG	0.8203	0.6768
THOMAS #1-20	20-2N-7E	PONTOTOC	21.8750	18.8241
GEORGE THOMPSON #1-1	1-1N-7E	PONTOTOC	15.1563	12.3145
PHARR THOMPSON #1-2	2-1N-7E	PONTOTOC	0.5025	0.5025
THOMPSON HEIRS #4 & 5-1	2-1N-7E	PONTOTOC	17.5938	15.0108
TROGDEN #1-15	15-6N-9W	CADDO	0.0936	0.0708
VIRGINIA #1-31	31-10N-11W	CADDO	0.0974	0.0676

FLETCHER LEWIS ENGINEERING, INC.

FIELDPOINT PETROLEUM CORPORATION

RESERVE AND ECONOMIC EVALUATION
FIELDPOINT PETROLEUM CORPORATION
AS OF JANUARY 1, 2014

NAME	STATUS	NET OIL	NET GAS	FUTURE NET	DISCOUNTED
		BBLS	MCF	CASHFLOW	10% $

ALEXANDER #1-3	PDP	0	0	0	0
BARGER #1-11	PDP	0	79	36	33
BARGER #2-11	PDP	5	55	167	143
BARROW #1-31	PDP	4	605	1,377	1,075
BARROW #2-31	PDP	1	208	328	258
BRITT LEASE	PDP	0	0	0	0
BRITT LEASE	BHP	6,799	0	519,155	292,925
BRITT 10 LEASE	PDP	0	0	0	0
LOWINDA BROWN #6-8	PDP	989	4,912	54,905	40,917
BUTLER LEASE	PDP	1,191	0	59,142	43,750
	BHP	565	60,390	129,117	99,748
	PUD	9,405	11,287	642,545	262,771
CHANUTE LEASE	PDP	1,913	0	92,753	60,690
CITY OF ARDMORE #1-3	PDP	0	1,185	1,446	1,204
DEVAUGHAN #1-31	PDP	0	836	1,504	1,103
DIAMOND LEASE	PDP	18,106	0	1,261,020	759,672
ECKROAT #1-15	PDP	0	0	0	0
FRANK EDGE #1-11	PDP	2	36	32	28
IDA EDGE #1-11	PDP	4	259	486	376
FOLMAR #1-27	PDP	5,881	0	444,559	256,589
DORA HELMS #3-2	PDP	276	2,882	18,131	13,115
DORA HELMS #4-2	PDP	0	2,216	3,951	3,232
HENDRICKS #1-15	PDP	1	191	304	248
HENDRICKS TRUST #1-27	PDP	0	0	0	0
IDA HOLLIE #1-20	PDP	0	2,254	4,202	2,925
IDA HOLLIE #2-20	PDP	0	0	0	0
E E HOUSE #1-12	PDP	0	2,295	5,032	3,963
E E HOUSE #10-12	PDP	0	11,423	46,971	30,751
JESSIE #1-24	PDP	0	0	0	0
JESSIE TOWNSITE #1-2	PDP	4,128	0	311,952	177,060
KOLB #1-15	PDP	0	0	0	0
LEWIS #1-11	PDP	668	11,642	156,026	74,447
LIVELY #1-6	PDP	0	306	351	317
MCBRIDE #1-8	PDP	0	0	0	0
MCCURTAIN #1-1	PDP	0	0	0	0
MCDONALD LEASE	PDP	0	0	0	0
	BHP	6,265	16,615	451,509	320,627
MCINTOSH #1-11	PDP	0	0	0	0
MOONEY #1-29	PDP	1,449	0	76,440	42,295

FLETCHER LEWIS ENGINEERING, INC.

FIELDPOINT PETROLEUM CORPORATION

RESERVE AND ECONOMIC EVALUATION
FIELDPOINT PETROLEUM CORPORATION
AS OF JANUARY 1, 2014

NAME	STATUS	NET OIL	NET GAS	FUTURE NET	DISCOUNTED
		BBLS	MCF	CASHFLOW	10% $

MOUNT GILCREASE #3-12	PDP	0	0	0	0
MOUNT GILCREASE #8-6	PDP	0	0	0	0
MOUNT GILCREASE #8-9	PDP	0	0	0	0
MOUNT GILCREASE UNIT	PDP	11,942	0	447,906	342,942
	BHP	0	278,140	460,607	342,280
	BHP	84,275	0	5,964,504	2,626,966
MUSE #1-33	PDP	1,202	0	83,170	45,311
NAN LEASE	PDP	901	0	31,701	23,257
NAN #1-30	BHP	0	20,788	19,301	14,936
NAN #2-30	BHP	2,917	0	61,026	43,205
NORTHEAST FITTS UNIT	PDP	172	0	6,892	4,851
PARMENTER #2-4	PDP	2	269	101	92
K O PAYNE #1-10	PDP	0	0	0	0
PETTYJOHN B	PDP	0	0	0	0
CE PETTYJOHN	PDP	20	982	608	545
GLADYS PETTYJOHN	PDP	0	0	0	0
POLLARD #2-31	PDP	0	0	0	0
POWELL D #1-22	PDP	0	2,337	2,038	1,669
PROVENCE #1-2	PDP	0	0	0	0
PROVENCE A LEASE	PDP	0	0	0	0
	BHP	12,403	0	754,609	425,221
	PUD	4,198	0	251,861	151,287
ROSSER #1-31	PDP	4	644	1,113	807
ROZIE #1-31	PDP	2	301	498	380
SANDY A #1-8	PDP	0	0	0	0
SHAW #1-11	PDP	0	0	0	0
R W SIMPSON #1-12	PDP	0	0	0	0
TEX #1-14	PDP	0	662	195	173
THOMAS #1-20	PDP	11,075	0	849,110	495,582
GEORGE THOMPSON #1-1	PDP	1,874	0	114,960	67,323
PHARR THOMPSON #1-2	PDP	114	995	7,543	5,182
THOMPSON HEIRS #4 & 5-1	PDP	4,223	0	255,559	130,617
TROGDEN #1-15	PDP	0	0	0	0
VIRGINIA #1-31	PDP	2	225	274	226

PROVED DEVELOPED PRODUCING		66,151	47,799	4,342,784	2,633,149
BEHIND-PIPE		113,224	375,933	8,359,829	4,165,908
PROVED UNDEVELOPED		13,603	11,287	894,406	414,057

SUMMARY		192,978	435,019	13,597,019	7,213,114